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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 333-3689
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                                 Waxman USA Inc.
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             (Exact name of registrant as specified in its charter)

                                24460 Aurora Road
                           Bedford Heights, Ohio 44146
                                 (440) 439-1830
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 1/8% Senior Notes Due 2001, Series B
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)       [X]
                  Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)      [ ]
                  Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)       [ ]
                  Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)      [ ]
                                                  Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: 0
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         Pursuant to the requirements of the Securities Exchange Act of 1934
Waxman USA Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

            DATE: October 19, 2000           BY:    /s/ Mark Wester
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                                                Name: Mark Wester
                                                Title: Vice President-Finance